SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

      Filed by the registrant     [X]

      Filed by a party other than the registrant     [ ]

      Check the appropriate box:

             [ ]     Preliminary Proxy Statement

             [ ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

             [X]     Definitive Proxy Statement

             [ ]     Definitive Additional Materials

             [ ]     Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

BIORELIANCE CORPORATION

      (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      [X]     No fee required.

      [ ]     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

      [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

      [ ]     Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

             (1) Amount Previously Paid:

             (2) Form, Schedule or Registration Statement No.:

             (3) Filing Party:

             (4) Date Filed:

BIORELIANCE CORPORATION

14920 Broschart Road
Rockville, Maryland 20850

May 1, 2003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 a.m. Tuesday, June 10, 2003

Place	14920 Broschart Road Rockville, Maryland 20850

Items of Business	(1) To elect two Class III directors to serve until the 2006 annual meeting of stockholders, or until their successors are duly elected and qualified,

(2) To ratify the appointment of PricewaterhouseCoopers as BioReliance’s independent auditors for 2003, and

(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

Record Date	Holders of record of BioReliance common stock at the close of business on Wednesday, April 30, 2003 will receive notice of and are entitled to vote at the meeting.

Annual Report	BioReliance’s 2002 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Voting	It is important that your shares be represented and voted at the meeting. The Corporation urges you to vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors

John L. Coker
Secretary

PROXY STATEMENT

BIORELIANCE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2003

      The Corporation is providing these proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at the annual meeting of stockholders and at any meeting following adjournment thereof. You are invited to attend the annual meeting on Tuesday, June 10, 2003, at 10:00 a.m. The meeting will be held at 14920 Broschart Road, Rockville, Maryland 20850.

      The Corporation is first mailing this proxy statement and the accompanying forms of proxy on approximately May 1, 2003, to holders of BioReliance common stock on April 30, 2003, the record date for the meeting. The mailing address for the return of proxies in the enclosed postage paid envelope is Secretary, BioReliance Corporation, 14920 Broschart Road, Rockville, Maryland 20850. A copy of BioReliance’s Annual Report for the fiscal year ended December 31, 2002 is being mailed to stockholders together with this proxy statement.

Proxy Procedures

      Because many stockholders cannot attend the meeting in person, a large number of stockholders must be represented by proxy. Proxies in the form enclosed are solicited by or on behalf of the Corporation’s Board of Directors. The persons named in the form of proxy have been designated as your proxies by the Board of Directors. These people are:

•	James R. Stock, Director, Financial Planning and Analysis; and

•	John L. Coker, Vice President, Finance and Administration and Chief Financial Officer.

      If you wish to appoint some other person to represent you at the annual meeting, you may do so either by inserting that person’s name in the blank space provided on the enclosed proxy card or by completing another form of proxy and, in either case, delivering the completed proxy to the address indicated above before the annual meeting. It is your responsibility to inform that person of this appointment, and that person must vote your shares in accordance with your instructions.

      If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Quorum and Voting at the Meeting or by Proxy

      The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors, is required to constitute a quorum at the meeting. If a quorum should not be present, the Corporation may adjourn the meeting until a quorum is obtained.

      Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

      Brokers who hold shares of common stock for the accounts of their clients may vote such shares either as directed by the clients or in their own discretion as permitted by the stock exchange or other organization of which they are members. Brokers who are members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes”.

Voting

      Holders of record of BioReliance common stock at the close of business on Tuesday, April 30, 2003, will receive notice of and are entitled to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting. On April 30, 2003, there were approximately 8,513,419 shares of common stock outstanding.

      All shares entitled to vote and represented by properly completed proxies received before the meeting and not properly revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Corporation’s Board of Directors recommends.

Revocation

      You may revoke your proxy at any time before it is voted by:

•	delivering to the Secretary written notice that you are revoking your proxy;

•	submitting a properly-executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

      Attendance at the annual meeting by a stockholder who has given a proxy shall not in and of itself constitute a revocation of that stockholder’s proxy.

Cost of Proxy Solicitation

      The Corporation will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Corporation by its directors, officers or employees in person or by telephone, facsimile or other electronic means. The Corporation will also request that banks, brokerage houses and other institutions, nominees or fiduciaries forward the proxy materials to the beneficial owners of record of the common shares. In accordance with the rules of the Securities and Exchange Commission, the Corporation will reimburse these banks, brokerage firms and other institutions, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of its common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains information, as of March 1, 2003, with respect to the beneficial ownership of common stock by (i) each person known to the Corporation to be the beneficial owner of more than 5% of its outstanding shares of common stock, (ii) each director of the Corporation, (iii) each executive officer named in the Summary Compensation Table included in this proxy statement, and (iv) all directors and executive officers of the Corporation as a group.

	Common Stock

	Amount and Nature
Name and Address	of Beneficial	Percent of
of Beneficial Owner(1)	Ownership(2)	Class

Sidney R. Knafel(3) 810 Seventh Ave., 41st floor New York, NY 10019	2,943,131	34.6%
Brown Capital Management, Inc. 1201 N. Calvert St. Baltimore, Maryland 21202(4)	1,605,480	18.9%
The Douglas R. Knafel 1978 Trust 810 Seventh Ave., 41st floor New York, NY 10019	459,974	5.4%
The Andrew G. Knafel 1978 Trust 810 Seventh Ave., 41st floor New York, NY 10019	459,974	5.4%
Capers W. McDonald	222,831	2.6%
William J. Gedale	20,167	*
Victoria Hamilton	103,610	1.2%
Gordon J. Louttit	32,833	*
Leonard Scherlis, M.D.(5)	66,445	*
Ronald R. Baker	3,800	*
John L. Coker	13,990	*
Allan J. Darling, Ph.D.	6,100	*
All directors and executive officers as a group (11 persons)(3)(5)	3,444,723	40.5%

*	Less than 1%.

(1)	Unless otherwise set forth in the table, the address for the listed beneficial owners and directors and executive officers is 14920 Broschart Road, Rockville, Maryland 20850.

(2)	Under the rules of the Securities and Exchange Commission, shares of the Corporation’s common stock that a person has the right to acquire within 60 days upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, the totals for the following persons include the following shares represented by options exercisable within 60 days of March 1, 2003: Mr. Knafel, 6,000 shares; Mr. McDonald, 21,800 shares; Mr. Gedale 19,834 shares; Ms. Hamilton, 22,666 shares; Mr. Louttit, 24,834 shares; Dr. Scherlis, 18,000 shares; Mr. Baker, 3,800 shares; Mr. Coker, 13,400 shares; Dr. Darling, 6,100 shares; and all directors and executive officers as a group, 166,234 shares.

(3)	Includes 59,010 shares owned by Mr. Knafel’s wife’s estate, 70,000 shares owned by a corporation of which Mr. Knafel is a director and officer, and 1,482,047 shares owned by trusts for the benefit of Mr. Knafel’s children, as to all of which shares Mr. Knafel disclaims beneficial ownership. Excludes 280,810 shares owned by an adult child of Mr. Knafel, as to which shares Mr. Knafel also disclaims beneficial ownership.

(4)	As reported on Schedule 13G, dated February 5, 2003.

(5)	Excludes 13,050 shares owned by Dr. Scherlis’ adult children and 1,482,047 shares held by trusts of which an adult child of Dr. Scherlis is trustee, as to which shares Dr. Scherlis disclaims beneficial ownership

PROPOSAL I

ELECTION OF DIRECTORS
Election of Directors

      The Board of Directors consists of three classes of directors, with two directors in each of Class I, Class II and Class III. Directors hold office for staggered terms of three years or until their successors have been duly elected and qualified. Directors in one of the three classes will be elected each year at the annual meeting of stockholders to succeed the directors whose terms are ending. The Class III directors, Sidney R. Knafel and Capers W. McDonald, whose terms expire at the annual meeting, have been nominated to stand for re-election to the board for terms expiring at the annual meeting of stockholders in 2006 or until their successors have been duly elected and qualified. The directors in Class I and Class II are serving terms ending at the annual meeting of stockholders in 2004 and 2005, respectively.

      You may not vote for more than two nominees. Each of the nominees has consented to be named in this proxy statement and to serve if elected, and the Board knows of no reason why any nominee will be unavailable or unable to serve. If any nominee should for any reason become unavailable for election, the proxy holders will vote for such other nominee as may be proposed by the Board.

      Background information about the two nominees and other directors continuing in office is set forth below, including any position(s) they hold with the Corporation.

Nominees for the Election of Class III Directors

	Positions or Offices With	Served as Director
Name	the Corporation	Continuously Since	Age

Sidney R. Knafel	Chairman of the Board	1982	72
Capers W. McDonald	President and Chief Executive Officer	1992	51

      Sidney R. Knafel has served as Chairman of the Board of the Corporation since 1982 and is the Corporation’s principal stockholder. Since 1982, he has also been the managing partner of SRK Management Company, an investment and venture capital concern. Mr. Knafel is Chairman of the Board of Insight Communications Company, Inc., and also serves as a director of General American Investors Corporation, Inc., IGENE Biotechnology, Inc. and other private companies. Mr. Knafel holds an A.B. and a M.B.A. from Harvard University and is a Certified Financial Analyst. Mr. Knafel is the brother-in-law of Dr. Scherlis, a Director of the Corporation.

      Capers W. McDonald joined the Corporation as President and Chief Executive Officer in June 1992 and has been a Director of the Corporation since August 1992. From 1989 to 1992, Mr. McDonald served as President of Spectroscopy Imaging Systems Corporation, a joint-venture of Siemens Medical Systems, Inc. and Varian Associates, Inc. in California. Before 1989, he held senior management positions with Hewlett-Packard Corporation in the Analytical Products Group and with HP Genenchem. Mr. McDonald is Chair of the Technology Council of Maryland and is a co-founder and past Chair of the Maryland Bioscience Alliance, a cooperative business association of approximately 100 bioscience companies from throughout the state. He received a S.M. in Mechanical Engineering from Massachusetts Institute of Technology and a M.B.A. from Harvard Business School.

Class I Directors

	Positions or Offices	Served as Director
	With the	Continuously
Name	Corporation	Since	Age

William J. Gedale	None	1991	59
Gordon J. Louttit	None	1980	55

      William J. Gedale has been a Director of the Corporation since 1991. He is also the President and Chief Executive Officer of Mount Everest Advisors LLC, an investment counseling firm, where he has served since

1996. From April 1998 to October 1998, Mr. Gedale also served as the President of Sheer Asset Management Inc., an investment advisory company. From 1995 to 1996, he was a Managing Director of John W. Bristol and Co., an investment counseling firm. From 1989 to 1995, Mr. Gedale served as President and Chief Executive Officer of General American Investors Corporation, Inc., a closed-end investment fund. Mr. Gedale is a trustee of Neurosciences Research Foundation, a director of the New York Hospital Departmental Associates, and a member of the New York Society of Security Analysts. He holds a M.B.A. from New York University and a J.D. from Fordham University.

      Gordon J. Louttit has been a Director of the Corporation since 1980. Since 1995, he has also served as Senior Vice President, General Counsel and Secretary of The Aerospace Corporation, a non-profit corporation that provides technical support to the Air Force on national security space programs. From 1985 to 1995, he served as Vice President, Assistant General Counsel, and Secretary of Whittaker Corporation, an electronics and aerospace manufacturer, which was the former parent company of the Corporation. As part of his current duties, Mr. Louttit is also responsible for the budgeting of his department and for chairing the budget committee for Aerospace’s civil and commercial operations. Mr. Louttit holds a J.D. from UCLA Law School and has attended courses in finance and accounting for management professionals and attorneys.

Class II Directors

	Positions or Offices	Served as Director
	With the	Continuously
Name	Corporation	Since	Age

Victoria Hamilton	None	1982	49
Leonard Scherlis, M.D.	None	1982	81

      Victoria Hamilton has been a Director of the Corporation since 1982. Since January 1999, she has been an independent advisor to a number of public and private companies and a principal of The Washington Advisory Group. Ms. Hamilton served as Executive Vice President and Chief Operating Officer of General American Investors Corporation, Inc. from August 1995 through December 1998, and as Vice President of General American Investors Corporation, Inc. from February 1992 through August 1995. In her duties as Chief Operating Officer of General American Investors Corporation, Inc., Ms. Hamilton participated in financial oversight of the organization. Ms. Hamilton also served as a director of General American Investors Corporation, Inc. from March 1996 through December 1998 and is currently a director of Caswell Massey Ltd., and of The Telluride Group, each a private company. She is also a member of the Board of Trustees of Bank Street College of Education. From 1982 to 1992, Ms. Hamilton was an Associate of SRK Management Corporation, an investment and venture capital firm. She holds an A.B. and a M.B.A. from Harvard University.

      Leonard Scherlis, M.D. has been a Director of the Corporation since 1982. Dr. Scherlis, Professor Emeritus of Medicine at the University of Maryland Medical School, has served as an adjunct research professor in the School’s Department of Epidemiology and Preventive Medicine since 1987. He also is a member of the boards of the Maryland Medical Research Institute and the Clinical Trials and Surveys Corporation and chairman of their Institutional Review Board. He received a B.A. and a M.D. from The Johns Hopkins University. Dr. Scherlis is the brother-in-law of Mr. Knafel, who serves as Chairman of the Board of the Corporation and is the Corporation’s principal stockholder.

Vote Required

      A plurality of the votes cast is required for the election of directors; that is, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of electing directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS.

EXECUTIVE OFFICERS OF THE REGISTRANT

      Set forth below are the names and ages of the Corporation’s executive officers, the positions and offices they hold with the Corporation, their terms as officers and their business experience. Executive officers are elected by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position

Capers W. McDonald	51	President, Chief Executive Officer and Director
Ronald R. Baker	52	Vice President, Sales and Marketing
John L. Coker	56	Vice President, Finance and Administration; Chief Financial Officer, Treasurer and Secretary
Raymond F. Cosgrove, Ph.D.	55	Vice President, European Testing and Development
Allan J. Darling, Ph.D.	42	Vice President, U.S. Biologics Testing
David E. Jackson	54	Vice President, Manufacturing

      Capers W. McDonald – refer to “Class III Directors” on page 4 of this proxy statement.

      Ronald R. Baker joined the Corporation as Vice President, Sales and Marketing in December 2000. From 1993 to 2000, Mr. Baker was the General Manager and Director of Business Development of Diagnostic Assay Services, Inc. From 1988 to 1993, Mr. Baker was the Vice President, Director of Sales and Marketing at Molecular Oncology, Inc. From 1984 to 1988, Mr. Baker was the Vice President, Sales and Marketing for International Clinical Laboratories, Inc. Before 1984, Mr. Baker held positions in the marketing and sales areas of a number of companies, including Corning Healthcare (MetPath, Inc.), NCR Corporation and Roche Biomedical Laboratories, Inc. Mr. Baker earned a M.B.A. from Fairleigh Dickinson University and a B.S. in Biology from Loyola College.

      John L. Coker joined the Corporation as Vice President, Finance and Administration, Chief Financial Officer and Treasurer in June 2000. From 1999 to 2000, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Osiris Therapeutics, Inc., a development-stage cell and gene therapy company. From 1994 to 1999, Mr. Coker served as the Chief Financial Officer of Oncor, Inc., a multi-product life science company. From 1983 to 1994, he served as chief financial officer for various technology companies, including Spacehab, Inc., American Mobile Satellite Corporation, and Federal Data Systems, Inc. From 1972 to 1983 Mr. Coker was a public accountant with Price Waterhouse. Mr. Coker earned a M.B.A. from the University of Michigan and a B.A. in Chemistry from Duke University.

      Raymond F. Cosgrove, Ph.D. joined the Corporation in February 1993 as Managing Director of BioReliance Ltd. He has served as Vice President, European Testing and Development since 1994 and as a Director of BioReliance Holding GmbH since 1996. From 1989 to 1993, Dr. Cosgrove was the Director of Business Development of Shandon Scientific, Ltd., a manufacturer and distributor of clinical laboratory equipment and diagnostic reagents. Dr. Cosgrove holds a Ph.D. in Microbiology from London University.

      Allan J. Darling, Ph.D. joined the Corporation in 1995 as Director, Process Validation, became the Director, Virology in 1997, and was promoted to Vice President, U.S. Biologics Testing (formerly Biosafety Testing) in April 1998. From 1991 to 1995, Dr. Darling was the Director of Viral Validation and Protein Chemistry at Q-One Biotech, Ltd. From 1985 to 1991, Dr. Darling held post-doctoral research positions at the Beatson Institute for Cancer Research, Glasgow, U.K. and the Medical Research Council Institute of Virology, Glasgow, U.K. Dr. Darling earned a Ph.D. in Biological Sciences from the University of Dundee and a BSc (Hons) in Microbiology from the University of Edinburgh.

      David E. Jackson joined the Corporation as Vice President, Manufacturing in January 2003. From 1999 to 2002, Mr. Jackson was the Vice President of Operations and Manufacturing at EntreMed Inc. From 1993 to 1999 Mr. Jackson was Vice President of Manufacturing for Lonza Biologics Inc. (formerly Celltech

Biologics Inc.), responsible for both U.S. and U.K. manufacturing operations. From 1991 to 1993, Mr. Jackson was the Director of Manufacturing for Synergen Inc. Prior to joining Synergen, Mr. Jackson was responsible for several different manufacturing operations at the Aventis (formerly Armour Pharmaceutical) Human Plasma Products operations. Before his tenure at Aventis, Mr. Jackson worked as a scientist at Miles Laboratories. Mr. Jackson earned a BA in Chemistry from Olivet Nazarene University.

Board of Directors and Committees

      The Board held six meetings during the year ended December 31, 2002. Each director attended at least 75% of the board and committee meetings he or she was eligible to attend.

      The standing committees of the Board include the Audit Committee and the Compensation Committee. The Audit Committee and the Compensation Committee each consists entirely of non-employee directors. The Board has not appointed a nominating committee.

      The Audit Committee reviews the adequacy of systems and procedures for preparing the financial statements and the suitability of internal financial controls. The Audit Committee also reviews and approves the scope and performance of the independent auditors’ work. Mr. Louttit, Mr. Gedale and Ms. Hamilton serve as members of the Audit Committee, and Mr. Louttit serves as Chairman of the Audit Committee. The Audit Committee met four times during the fiscal year ended December 31, 2002.

      The Compensation Committee administers the Amended and Restated BioReliance 1997 Incentive Plan and reviews and sets compensation of the executive officers of the Corporation. Mr. Gedale, Mr. Knafel and Dr. Scherlis serve as members of the Compensation Committee, and Mr. Gedale serves as Chairman of the Compensation Committee. The Compensation Committee met four times during the fiscal year ended December 31, 2002.

Independence of Audit Committee Members

      Mr. Louttit, Mr. Gedale and Ms. Hamilton, all of whom are members of the Audit Committee, are independent as defined by the applicable listing standards of the Nasdaq Stock Market.

Audit Committee Charter

      The Board of Directors has adopted a written charter for the Audit Committee, which was amended on March 6, 2002. The Audit Committee reviews and assesses the adequacy of the Audit Committee charter annually.

Compensation of Directors

      Automatic Option Grants. Each non-employee director receives an annual automatic grant to purchase 5,000 shares of common stock. On January 2, 2002, each non-employee director received automatic grants at an exercise price of $29.57 per share, the fair market value of the common stock on that date. On January 2, 2003, each non-employee director received automatic grants at an exercise price of $23.00 per share, the fair market value of the common stock on that date. The chairperson of each board committee received additional annual automatic grants to purchase 500 shares of common stock on the same dates and at the same exercise price.

      New Directors. Upon appointment to the Board, each new director will receive a grant of options to purchase 20,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant.

      Cash Compensation. Starting in 2003, each non-employee director will receive annual cash compensation of $20,000, paid quarterly throughout the year.

EXECUTIVE COMPENSATION

Summary Compensation

      The following table presents information concerning compensation awarded to, earned by or paid to the Corporation’s named executive officers for services rendered to the Corporation in all capacities during the years ended December 31, 2000, December 31, 2001 and December 31, 2002 for the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (collectively, the “named executive officers”).

Summary Compensation Table

		Annual Compensation		Long Term Compensation

				Shares
				Underlying	All Other
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Options(#)	Compensation($)(2)

Capers W. McDonald	2002	401,923	181,149	25,000	13,750
President, Chief Executive Officer and Director	2001	381,253	173,750	25,000	5,250
	2000	352,586	103,250	0	5,100

John L. Coker(3)	2002	229,160	80,720	15,000	6,000
Vice President, Finance and Administration	2001	207,693	89,341	7,000	5,250
Chief Financial Officer	2000	104,852	13,300	30,000	1,154

David Jacobson-Kram, Ph.D.(4)(5)	2002	229,391	76,991	15,000	6,000
Vice President, Toxicology and Laboratory	2001	213,473	94,825	14,000	5,250
Animal Diagnostic Services	2000	196,165	83,795	10,000	12,818

Allan J. Darling, Ph.D.(4)	2002	209,210	79,162	15,000	5,500
Vice President, U.S. Biologics Testing	2001	188,471	87,770	7,000	5,250
	2000	173,329	49,456	6,000	5,100

Ronald R. Baker(6)	2002	199,051	44,099	15,000	6,000
Vice President, Sales and Marketing	2001	175,011	76,800	7,000	4,766
	2000	3,366	—	—	—

(1)	Includes amounts deferred pursuant to the Corporation’s 401(k) Plan.

(2)	Consists of the Corporation’s contributions under its 401(k) Plan, except with respect to Dr. Jacobson-Kram whose year 2000 all other compensation includes $7,718 cash in lieu of exercise of stock options paid to him by the Corporation in addition to contributions under the 401(k) Plan, and with respect to Mr. McDonald, whose year 2002 all other compensation includes $7,750 paid in accordance with the Corporation’s paid personal leave policy in addition to contributions under the 401(k) Plan.

(3)	Became an executive officer of the Corporation in June 2000.

(4)	Became an executive officer of the Corporation in May 2000.

(5)	Dr. Jacobson-Kram resigned effective April 11, 2003.

(6)	Became an executive officer of the Corporation in December 2000.

Option Grants

      The following table sets forth certain information regarding options granted by the Corporation to the named executive officers during 2002.

Option Grants in Last Fiscal Year

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of
	Number of				Stock Price
	Shares	Percent of Total			Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options	to Employees in	Price
Name	Granted(#)(1)	Fiscal Year	($/share)	Expiration Date	5%($)	10%($)

Capers W. McDonald	25,000	8.31%	23.19	7/31/2012	364,602	923,972
Allan J. Darling, Ph.D.	15,000	4.98%	23.19	7/31/2012	218,761	554,383
David Jacobson-Kram, Ph.D.	15,000	4.98%	23.19	7/31/2012	218,761	554,383
John L. Coker	15,000	4.98%	23.19	7/31/2012	218,761	554,383
Ronald R. Baker	15,000	4.98%	23.19	7/31/2012	218,761	554,383

(1)	All options granted to the named executive officers during 2002 have a term of ten years and vest in 20% increments over five years beginning on the date of grant.

Option Exercises

      The following table provides information with respect to options exercised by the named executive officers during 2002 and the number and value of unexercised options held by the named executive officers as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised In-the-
			Options at Fiscal		Money Options At Fiscal
			Year-End(#)		Year-End($)(1)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Capers W. McDonald	0	0	19,400	53,800	197,126	332,152
Allan J. Darling, Ph.D.	0	0	6,100	29,700	71,352	181,298
David Jacobson-Kram, Ph.D.	0	0	6,540	35,140	83,414	258,046
John L. Coker	0	0	13,400	38,600	233,978	389,012
Ronald R. Baker	0	0	3,800	27,800	41,726	140,396

(1)	For the purposes of this calculation, value is based upon the difference between the exercise price and $23.17 per share, the closing price of the Corporation’s common stock on December 31, 2002 as reported by the Nasdaq Stock Market.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2002 with respect to shares of common stock that may be issued under the Corporation’s existing equity compensation plans. The Corporation has two equity compensation plans—the Amended and Restated BioReliance 1997 Incentive Plan and the BioReliance Employee Stock Purchase Plan.

Equity Compensation Plan Table

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	939,146	$14.18	371,681(1)
Equity compensation plans not approved by security holders	—	—	—
Total	939,146	$14.18	371,681

(1)	Represents 177,168 shares available for issuance under the Amended and Restated BioReliance 1997 Incentive Plan and 194,513 shares available for issuance under the BioReliance Employee Stock Purchase Plan.

Employment Contracts and Termination and Change in Control Arrangements with Named Executive Officers

      The Corporation entered into employment agreements with each of its named executive officers effective August 2002. The agreements provide that each named executive officer will serve in his respective position for an initial term of 12 months. At the end of the initial term, each agreement will renew automatically for successive terms of 12 months, unless the named executive officer or the Chairman of the Board provides written notice to the other of an intent not to renew the agreement at least 90 days before the then-current term ends.

      The employment agreements provided for base salaries for each of the executive officers during 2002 as follows:

Mr. McDonald	$403,000
Mr. Coker	$230,000
Dr. Jacobson-Kram	$230,000
Dr. Darling	$210,000
Mr. Baker	$200,000

      The employment agreements give the Compensation Committee authority to increase, but not decrease, the base salary of each named executive officer after 2002.

      The employment agreements provide that, in addition to base salary, each named executive officer is eligible to receive an annual performance bonus each year that he remains employed with the Corporation through December 31. The Compensation Committee will determine the amount of any bonus, based upon performance factors. The employment agreements also provide for benefits, including medical and other insurance coverage.

Change in Control

      If, within 12 months of a change in control (as defined in the Amended and Restated BioReliance 1997 Incentive Plan) that occurs during the term of a named executive officer’s employment agreement, either (1) the Corporation terminates the executive officer’s employment without cause or (2) the executive officer terminates the agreement because his responsibilities are significantly reduced, then the executive officer is entitled to receive his then-current annual base salary for 16 months and a pro-rated annual bonus. The Corporation will make base salary payments in two parts. The first part will be a lump-sum payment of eight months of base salary. The second eight months of base salary will be paid in eight equal monthly installments, beginning six months after termination of employment, which will be reduced by any base salary the named executive officer receives through new employment.

      The employment agreements clarify that, upon a change in control, all unvested stock options previously granted to the named executive officers will vest automatically as provided under the Amended and Restated BioReliance 1997 Incentive Plan.

Termination

      If a named executive officer is terminated without cause (as defined in the employment agreements), and there has been no change in control, the Corporation will pay the named executive officer his current salary for the remaining term of his agreement or for six months, whichever period is greater, in equal monthly installments. The Corporation will also pay the named executive officer, within 30 calendar days, his annual performance bonus, pro-rated to reflect the date of termination.

      If a named executive officer is terminated with cause (as defined in the employment agreements), the named executive officer will be entitled to no future compensation from the Corporation.

Other Employment Agreement

      The Corporation entered into an employment agreement with David E. Jackson effective January 2003. Mr. Jackson’s employment agreement contains similar provisions to the agreements of the named executive officers described above. Mr. Jackson’s employment agreement provides that his base salary in 2003 will be $220,000

Compensation Committee Report

Executive Compensation Policy

      The primary objectives of the Corporation’s executive compensation policy are:

•	to attract, motivate and retain talented executives by providing compensation that is competitive with the compensation paid to executives at comparable companies in the contract service organizations industry and related service industries;

•	to maintain compensation levels that are consistent with the Corporation’s financial objectives and operating performance;

•	to reinforce strategic financial and operating performance objectives through the use of annual incentive programs; and

•	to align the interests of executive officers and stockholders through bonuses based on the Company’s performance and by providing equity compensation.

      The Compensation Committee reviews this policy annually and determines whether, in its judgment, the compensation levels of the Corporation’s executive officers meet these stated objectives and serve the best interests of the Corporation and its stockholders. The Compensation Committee also reviews the Corporation’s compensation policy in relation to the Corporation’s financial performance, annual budgeted financial goals and position in the industry.

Employment Agreements

      In 2002, the Compensation Committee approved employment agreements with the Corporation’s CEO and each of its executive officers. These agreements contain provisions governing base salary and bonuses. In determining the annual compensation package for the CEO and each executive officer, the Compensation Committee has considered the provisions of these agreements. For a discussion of the employment agreements with the CEO and the named executive officers, see “Employment Contracts and Termination and Change in Control Arrangements with Named Executive Officers”.

Compensation of Executive Officers

      The Corporation’s compensation program currently consists of base salary and incentive compensation (in the form of cash bonuses and/or stock options). In reviewing and setting executive compensation, the Compensation Committee reviews the annual compensation packages of its executive officers in light of the Corporation’s executive compensation policy for that year. In addition to corporate performance, the Committee considers the level of experience and responsibilities of each executive officer as well as the personal contributions a particular individual may make to the success of the Corporation. Factors such as leadership skills, analytical skills and organizational development are important qualitative factors. No relative weight is assigned to these qualitative factors, which the Committee applies subjectively.

      Base Salary. The Corporation strives to offer competitive base salaries in comparison to the local market, contract service organization industry, and other related service industry practices. In determining whether an increase in base salary for executive officers was appropriate for fiscal 2002, the Compensation Committee considered the salary ranges of industry competitors, each executive officer’s experience generally and with the Corporation specifically, and each executive’s contributions to the Corporation. The Corporation increased the base salaries of all of its executive officers during 2002.

      Incentive Compensation. The Compensation Committee believes that incentive compensation for executive officers should be linked primarily to the Corporation’s operating performance. Incentive compensation may consist of cash bonuses and/or equity compensation.

      Cash Bonuses. Executive officers may receive cash bonuses based on (1) the Corporation’s actual performance during the fiscal year compared to the financial targets approved by the Board of Directors through the annual plan and budget, as well as subsequent internal projections and (2) their individual contribution toward achieving these performance goals. Each executive officer, received a cash bonus for fiscal year 2002, as reflected in the Summary Compensation Table.

      Equity Compensation. Executive officers are eligible to receive stock options or other equity-based awards under the Amended and Restated BioReliance 1997 Incentive Plan. It is the Compensation Committee’s policy to award stock options to each executive officer when he or she joins the Corporation. Thereafter, the Compensation Committee, at its discretion, makes periodic grants to reward the performance of executive officers and to provide incentives for future performance. Although an executive officer may receive stock options or other equity awards based on the Corporation’s financial performance, as well as on his or her individual performance, there is no established formula or criteria for grants under the Amended and Restated BioReliance 1997 Incentive Plan, and options or other awards may be granted on a subjective basis at intervals determined by the Compensation Committee. Options are generally granted for a term of ten years and, with some exceptions, vest in 20% increments over five years from the date of grant. The exercise price of all options is set at the fair market value of the stock on the date of grant. During 2002, the Compensation Committee approved grants of incentive stock options to all executive officers of the Corporation. The option grants made to named executive officers are reflected in the table captioned “Option Grants in Last Fiscal Year”.

Compensation of Chief Executive Officer

      The Committee believes that the compensation of the Chief Executive Officer is consistent with the above policies concerning executive compensation and appropriately reflects the Corporation’s financial objectives and operating performance. Of particular importance for fiscal 2002 were performance criteria relating to sequential improvement in corporate financial performance relating to revenue, operating income and net income, as well as performance in elements of financial control and developing the Corporation’s manufacturing business.

      Base Salary. The Compensation Committee increased Mr. McDonald’s base salary from $381,253 in 2001 to $403,000 in 2002. The Compensation Committee determined, on a subjective basis, that this base salary was appropriate, considering market conditions and competitive compensation levels. In addition, Mr. McDonald’s 2002 compensation package was subject to the same qualitative performance criteria as other executive officers of the Corporation.

      Cash Bonus. Mr. McDonald received a cash bonus for fiscal 2002 of $181,149 which was determined based on performance criteria related to the Corporation’s sequential improvement in financial performance as well as other appropriate factors during fiscal 2002.

      Equity Compensation. During 2002, the Compensation Committee awarded Mr. McDonald incentive stock options to purchase 25,000 shares of the Corporation’s common stock. These incentive stock options have a term of ten years and vest in 20% increments over five years beginning on the date of grant.

Deductibility of Executive Compensation

      Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Corporation’s stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Corporation from claiming a deduction for the amount of compensation paid to senior executive officers.

COMPENSATION COMMITTEE

WILLIAM J. GEDALE (Chairman)
SIDNEY R. KNAFEL
LEONARD SCHERLIS, M.D.

STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the yearly percentage change in the cumulative total stockholder return on the Corporation’s common stock based on the market price of the common stock against the cumulative total return on the Nasdaq Composite Index, and the Nasdaq Health Services Index for the five-year period commencing on December 31, 1997 and ending December 31, 2002. The comparison of total return on investment for the applicable period assumes that $100 was invested on December 31, 1997 in each of BioReliance Corporation, the Nasdaq Composite Index and the Nasdaq Health Services Index, and that all dividends were reinvested.

Comparison of Cumulative Total Return Among

BioReliance Corporation, Nasdaq Composite Index,
and the Nasdaq Health Services Index

	Cumulative Total Return Index

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

BioReliance Corporation BREL	100.00	34.78	24.87	57.61	124.04	100.78
Nasdaq Composite Index	100.00	140.99	261.48	157.77	125.16	86.53
Nasdaq Health Services Index	100.00	84.77	68.19	93.60	101.20	87.20

Audit Committee Report

      The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, and the Corporation’s independent auditors are responsible for expressing an opinion on the conformity of its audited financial statements to generally accepted accounting principles. In this context, the Audit Committee has:

•	reviewed and discussed the Corporation’s 2002 audited financial statements with management;

•	discussed with PricewaterhouseCoopers LLP, the Corporation’s independent auditors, the matters required to be discussed by SAS 61, Communication with Audit Committees;

•	received from the Corporation’s independent auditors the written disclosures required by ISB Standard No. 1 and discussed with them their independence from the Corporation and its management; and

•	considered whether the independent auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

GORDON J. LOUTTIT (Chairman)
WILLIAM J. GEDALE
VICTORIA HAMILTON

PROPOSAL II

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

      The Audit Committee has appointed PricewaterhouseCoopers to serve as the Corporation’s independent auditors for the current year. A proposal to ratify the appointment of PricewaterhouseCoopers will be presented at the Annual Meeting. A representative of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement and respond to any questions that might arise. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers as the Corporation’s independent auditors.

      The Board would like stockholders to ratify this appointment even though ratification is not legally necessary. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may consider this as an indication to select other auditors for the following year.

Fees Billed by the Independent Auditors

      The following table shows the aggregate fees billed by PricewaterhouseCoopers, the Corporation’s independent auditors, for the fiscal year ended December 31, 2002.

Audit Fees	$241,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(1)	$138,000

(1)	Consists primarily of tax-related fees.

Vote Required

      The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify PricewaterhouseCoopers as the Corporation’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL II.

Section 16(a) Beneficial Ownership Reporting Compliance

      BioReliance believes that all of its directors, executive officers and holders of more than 10% of its stock complied with their applicable Section 16 filing requirements for 2002, except that Form 5’s were filed one day past the filing deadline for Ms. Hamilton, Messrs. Gedale, Knafel, Louttit, McDonald, Baker and Coker and Drs. Scherlis, Cosgrove, Darling, Gilly and Jacobson-Kram related to option grants.

STOCKHOLDER PROPOSALS

      Any stockholder who intends to present a proposal at the annual meeting in the year 2004 must deliver the proposal to the Secretary of the Corporation at 14920 Broschart Road, Rockville, Maryland 20850:

•	Not later than January 2, 2004 if the proposal is submitted for inclusion in the Corporation’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or

•	Not earlier than March 12, 2004 and not later than April 11, 2004, if the proposal is submitted pursuant to the Corporation’s bylaws, in which case the Corporation is not required to include the proposal in its proxy materials.

MISCELLANEOUS

      Management knows of no business to be brought before the Annual Meeting of Stockholders other than as set out above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote such proxy thereon in accordance with their judgment.

      Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly. If you attend the meeting, you may leave the proxy in place, or upon your request, the proxy will be voided and you may vote in person. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

By Order of the Board of Directors

John L. Coker, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

BIORELIANCE CORPORATION

June 10, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â  Please detach and mail in the envelope provided.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of two Class III Directors to serve three-year terms, expiring in 2006.		2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending December 31, 2003.	☐	☐	☐
	NOMINEES
☐ FOR ALL NOMINEES	O Sidney R. Knafel O Capers W. McDonald	3.	To transact such other business as may properly come before the meeting.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
☐ FOR ALL EXCEPT
(See instruction below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder__________________ Date:______ Signature of Stockholder __________________ Date: ______

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BIORELIANCE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John L. Coker and James R. Stock, and each of them, his or her true and lawful agents and proxies, with full power of substitution, to vote all of the shares of Common Stock, par value $.01, of BioReliance Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 10, 2003, at 10:00 A.M., local time, to be held at 14920 Broschart Road, Rockville, Maryland 20850, and at an adjournment thereof, on all matters coming before the meeting.

(Continued and to be signed on the reverse side)